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                                                                    EXHIBIT 23.2

             INDEPENDENT AUDITORS' REPORT ON SCHEDULES AND CONSENT

The Board of Directors
MT Investors Inc.

The audits of MT Investors Inc. referred to in our report dated April 18, 1997, included the related financial statement schedules as of December 31, 1996, and for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor period, and for the period October 15, 1996 to December 31, 1996, the Successor period, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings 'Selected Historical Financial Information' and 'Experts' in the prospectus.

KPMG Fides Peat

Zurich, Switzerland
October 21, 1997